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                                                                                                                        Exhibit 12.1

                                                          Statement of Computation of Ratio of Earnings to Fixed Charges (1)
                                                                          (in thousands, except ratios)

                                                                            Year Ended December 31 (2)
                                                  ------------------------------------------------------------------------------
                                                        2002             2001            2000            1999           1998
                                                   --------------  ---------------  --------------  --------------  ------------
Earnings:
Income (loss) before income taxes and
before income from equity investees                  $ (83,865)      $ (656,817)      $ 177,136       $  112,383      $ 1,298

Fixed charges:
  Interest expense and amortization of debt
  issuance costs                                        12,104            4,987             808            1,549        1,434
  Rental expense interest factor (3)                     4,122            5,300           2,741            1,464          785
                                                   --------------  ---------------  --------------  --------------  ------------
    Total fixed charges                                 16,226           10,287           3,549            3,013        2,219
                                                   --------------  ---------------  --------------  --------------  ------------

Earnings (loss) available to cover fixed charges     $ (67,639)      $ (646,530)      $ 180,685       $  115,396      $ 3,517
                                                   ==============  ===============  ==============  ==============  ============
Ratio of earnings to fixed charges  (4)                      -                -          50.9x            38.3x         1.6x
                                                   ==============  ===============  ==============  ==============  ============

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(1)      The  ratio of  earnings  to fixed  charges  was  computed  by  dividing earnings by fixed charges for the periods indicated. Earnings consist of income (loss) before provision for income taxes less income from equity investees plus fixed charges. Fixed charges consist of interest charges, amortization of debt issuance costs, and that portion of
         rental   expense   that  the  Company   believes  to  be  a  reasonable
         approximation of the interest factor included in rental expense.

(2) The Company's fiscal year ends on the last Sunday of the calendar year. The reference to December 31 has been used as the fiscal year end for ease of presentation.

(3) The portion of operating lease rental expense that the Company believes to be a reasonable approximation of the interest factor is deemed to be one-third of total operating lease rental expense.

(4) Earnings were inadequate to cover fixed charges by $83.9 million for the fiscal year ended December 31, 2002 and by $656.8 million for the fiscal year ended December 31, 2001.